Report of Independent Auditors

To the Board of Directors of
Morgan Stanley Dean Witter Institutional Fund, Inc.

In planning and performing our audits of the financial statements of Active International Allocation Portfolio, Asian Equity Portfolio, Asian Real Estate Portfolio, Emerging Markets Portfolio, European Equity Portfolio, European Real Estate Portfolio, Global Equity Portfolio, International Equity Portfolio, International Magnum Portfolio, International Small Cap Portfolio, Japanese Equity Portfolio, Latin American Portfolio, Equity Growth Portfolio, Focus Equity Portfolio, Small Company Growth Portfolio, Technology Portfolio, U.S. Equity Plus Portfolio, U.S. Real Estate Portfolio, Value Equity Portfolio, Emerging Markets Debt Portfolio, Fixed Income Portfolio, Global Fixed Income Portfolio, High Yield Portfolio, Municipal Bond Portfolio, Money Market Portfolio, and Municipal Money Market Portfolio (the twenty-six portfolios constituting Morgan Stanley Dean Witter Institutional Fund, Inc.) (the Funds) for the year ended December 31, 2000, we considered their internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the Funds' objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Board of Directors and management of Morgan Stanley Dean Witter
Institutional Fund, Inc. and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.




ERNST & YOUNG LLP
February 2, 2001